Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 and No. 2 to the Registration Statement (Form F-3/A) and related preliminary Prospectus of Tanzanian Royalty Exploration Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated October 30, 2014, with respect to the consolidated financial statements of Tanzanian Royalty Exploration Corporation, and the effectiveness of internal control over financial reporting of Tanzanian Royalty Exploration Corporation, included in its Annual Report (Form 20-F) for the year ended August 31, 2014, filed with the Securities and Exchange Commission.

Vancouver, Canada

/s/ Ernst & Young LLP

April 16, 2015

Chartered Accountants